Exhibit 10.3
ESCROW AGREEMENT
     This Escrow Agreement (this “Escrow Agreement”), dated as of September 21, 2009, by and among QuikByte Software, Inc., a Colorado corporation (“Parent”), Stephen Zaniboni, an individual, as the Stockholders’ Agent hereunder, Glenn Halpryn, an individual, as the Parent Representative hereunder, and Bank of America, N.A., as escrow agent (“Escrow Agent”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement (as defined below), a copy of which has been delivered to the Escrow Agent solely to enable it to reference such meanings.
RECITALS
     Whereas, Parent, Sorrento Therapeutics, Inc., a Delaware corporation (‘Sorrento”), Sorrento Merger Corp., Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Stephen Zaniboni, as the representative of the holders of Sorrento Securities (the “Stockholders”), and Glenn Halpryn, as Parent Representative thereunder, have entered into a Merger Agreement, dated as of July 14, 2009 (the “Merger Agreement”), attached hereto as Exhibit A, pursuant to which, among other things, Merger Sub will merge with and into Sorrento, with the result that Sorrento survives the merger and becomes a wholly-owned subsidiary of Parent in a transaction in which the consideration to the Stockholders is common shares of Parent, par value $0.0001 per share (the “Parent Shares”);
     Whereas, the Merger Agreement contemplates that Parent shall deposit the Sorrento Escrowed Shares to secure the indemnification obligations of Sorrento under the Merger Agreement;
     Whereas, the Stockholders have appointed the Stockholders’ Agent as their representative for purposes of this Escrow Agreement and as attorney-in-fact and agent for and on behalf of each Stockholder with respect to the subject matter of this Escrow Agreement (provided, however, that such Stockholders are not, and are not intended to be, parties to this Escrow Agreement) and the taking by the Stockholders’ Agent of any and all actions and the making of any decision required or permitted to be taken or made by them under this Escrow Agreement;
     Whereas, Parent appointed the Parent Representative as its representative for purposes of this Escrow Agreement and as attorney-in-fact and agent for and on behalf of Parent with respect to the subject matter of this Escrow Agreement and the taking by the Parent Representative of any and all actions and the making of any decision required or permitted to be taken or made by Parent under this Escrow Agreement; and
     Whereas, the parties hereto desire to set forth further terms and conditions in addition to those set forth in the Merger Agreement relating to the operation of the Escrow Fund (as defined below).
AGREEMENT
     The parties hereto, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

     Section 1. Establishment of Escrow Fund.
          1.1 Deposit of Consideration Shares. The Sorrento Escrowed Securities shall be deposited into an escrow fund (the “Escrow Fund”) and held by the Escrow Agent in accordance with the terms hereof. The Escrow Agent agrees to hold the Escrow Fund in a separate and distinct account which is hereby established. The Sorrento Escrowed Securities comprising the Escrow Fund shall be referred to herein as the “Escrow Shares.” The Escrow Shares shall be issued in the name of “Bank of America, N.A., as escrow agent for the Escrow Agreement, dated September 21, 2009, by and among QuikByte Software, Inc., Stephen Zaniboni, an individual, as the Stockholders’ Agent thereunder, Glenn Halpryn, an individual, as the Parent Representative thereunder, and Bank of America, N.A.” and Parent shall deliver to Escrow Agent a stock certificate representing the Escrow Shares of each Stockholder in each such Stockholder’s proportionate interest in the Escrow Fund as set forth on Exhibit B, attached hereto. The Escrow Fund shall be held as collateral to secure the rights of Parent as provided for in Article IX of the Merger Agreement.
          1.2 Appointment of Escrow Agent. Parent, the Parent Representative, and the Stockholders’ Agent appoint the Escrow Agent to serve as escrow agent, and Escrow Agent hereby agrees to act as escrow agent hereunder and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. The Escrow Agent shall have no interest in the Escrow Shares other than possession or control of the certificates representing such Escrow Shares and related stock powers.
          1.3 Transferability. The interests of the Stockholders in the Escrow Fund shall not be assignable or transferable, other than by operation of law (in which case, the portion of the Escrow Fund so assigned or transferred shall continue to be bound by the terms of this Escrow Agreement) or by descent or distribution. No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until Parent and the Escrow Agent shall have received written notice of such assignment or transfer.
          1.4 Distribution. Any securities comprising the Escrow Fund, including, but not limited to, any property distributable in respect of or in exchange for any Escrow Shares (any such distribution shall be referred to herein as “Additional Property”) as a result of a stock split, stock dividend, recapitalization, merger, asset purchase, sale of assets or similar transaction shall, upon receipt by the Stockholder, be promptly distributed to and held by Escrow Agent as part of the Escrow Fund and any such Additional Property shall become part of the Escrow Fund for purposes of this Escrow Agreement. At any time any Escrow Shares are required to be released from the Escrow Fund to the Stockholders pursuant to this Escrow Agreement, any Additional Property previously received by Escrow Agent in respect of or in exchange for such Escrow Shares shall be released from the Escrow Fund to the Stockholders.
          1.5 Escrow Fund. The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Stockholder or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Fund until it is released in accordance with Section 3 below; provided, however, that if the Escrow Agent has received from Parent Representative a Claim Notice (as defined below) setting forth a claim that has not been resolved by the Termination Date (as defined below), then the Escrow Agent shall hold and safeguard that portion of the Escrow Fund equal to 100% of the amount claimed as Losses in the Claim Notice (the “Retained Amount”), and promptly after the resolution thereof that portion of the Escrow Fund held back shall be released in accordance with this Escrow Agreement.
          1.6 Voting of Escrow Shares. The Stockholders shall have the right, in their sole discretion, to exercise any voting rights pertaining to the Escrow Shares, and if required Escrow Agent shall comply with, and be entitled to rely on, any applicable Stockholder written instructions. At every annual, special or adjourned meeting of the stockholders of Parent and in every written consent of the stockholders of Parent in lieu of any such meeting, in the absence of written instructions from any individual Stockholder (directly or through a proxy), Escrow Agent shall not vote any of the Escrow Shares being held in the Escrow Fund on behalf of that individual Stockholder. The Stockholders shall further have the right, in their sole discretion, to direct Escrow Agent in writing to cause the tender of such Escrow Shares in a tender offer for Common Stock.
     Section 2. Administration of Escrow Fund. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Fund as follows:
          2.1 If Parent has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification under Article IX of the Merger Agreement, Parent Representative shall promptly deliver to the Stockholders’ Agent and the Escrow Agent a written claim notice (a “Claim Notice”). Each Claim Notice shall contain a reasonably detailed summary of the basis for the claim, the provision or provisions of the Merger Agreement alleged to have been inaccurate or breached and, if known, the estimated amount of the Losses incurred or reasonably expected to be incurred by Parent as a result of such inaccuracy or breach under which such indemnification is sought (the “Claimed Amount”).
          2.2 Within fifteen (15) calendar days after receipt by the Stockholders’ Agent of a Claim Notice, the Stockholders’ Agent may deliver to Parent Representative and to the Escrow Agent a written response (the “Response Notice”) in which the Stockholders’ Agent: (a) agrees that an amount of Escrow Shares equal to the full Claimed Amount may be released from the Escrow Fund to Parent; (b) agrees that an amount of Escrow Shares equal to part, but not all, of the Claimed Amount (the “Agreed Amount”) may be released from the Escrow Fund to Parent; or (c) indicates that no part of the Escrow Fund may be released from the Escrow Fund to Parent in respect of the Claimed Amount. Any part of the Claimed Amount that is not agreed to be released to Parent pursuant to the Response Notice, which determination shall be made in good faith by the Stockholders’ Agent, shall be the “Contested Amount.” If a Response Notice is not received by the Escrow Agent within such fifteen (15) day period, then the Stockholders’ Agent shall be conclusively deemed to have agreed that an amount of Escrow Shares equal to the full Claimed Amount may be released to Parent from the Escrow Fund and the Escrow Agent shall release such amount to Parent as provided in Section 2.3. The Escrow Agent may assume that any Claim Notice required to be delivered to the Escrow Agent and the Stockholders’ Agent has been received by the Stockholders’ Agent on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

          2.3 If the Stockholders’ Agent delivers a Response Notice agreeing that an amount of Escrow Shares equal to the full Claimed Amount may be released from the Escrow Fund to Parent, or if the Stockholders’ Agent does not deliver a Response Notice on a timely basis in accordance with Section 2.2, the Escrow Agent shall within two (2) Business Days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within two (2) Business Days following the expiration of the fifteen (15) day period referred to in Section 2.2), submit to Parent’s transfer agent an amount of Escrow Shares equal to the full Claimed Amount.
          2.4 If the Stockholders’ Agent delivers a Response Notice agreeing that an amount equal to less than the full Claimed Amount may be released from the Escrow Fund to Parent, the Escrow Agent shall, within two (2) Business Days following the receipt of such Response Notice, submit to Parent’s transfer agent an amount of Escrow Shares equal to the Agreed Amount. Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice and the remaining amount shall be the Contested Amount as provided in Section 2.2.
          2.5 If the Stockholders’ Agent delivers a Response Notice indicating that there is a Contested Amount, the Stockholders’ Agent and Parent Representative shall attempt in good faith to resolve the dispute related to the Contested Amount within fifteen (15) calendar days of Parent Representative’s receipt of such Response Notice (the “Negotiation Period”). If Parent Representative and the Stockholders’ Agent resolve such dispute, such written resolution shall be binding on all of the Stockholders and Parent, and a settlement agreement shall be signed by Parent Representative and the Stockholders’ Agent and sent to the Escrow Agent, which shall, upon receipt thereof, if applicable, release Escrow Shares from the Escrow Fund in accordance with such agreement. Unless and until the Escrow Agent receives written notice that any such dispute has been resolved by Parent Representative and the Stockholders’ Agent, the Escrow Agent may assume without inquiry that such dispute has not been resolved. If Parent Representative and the Stockholders’ Agent fail to reach agreement by the end of the Negotiation Period, each party shall be entitled to its legal remedies in accordance with this Escrow Agreement and the Merger Agreement.
          2.6 The Escrow Agent shall submit to Parent’s transfer agent the Escrow Shares from the Escrow Fund in connection with any Contested Amount within two (2) Business Days after the delivery to it of: (i) a copy of a settlement agreement executed by Parent Representative and the Stockholders’ Agent setting forth instructions to the Escrow Agent as to the amount of Escrow Shares to be released from the Escrow Fund, with respect to such Contested Amount; or (ii) a certified copy of a final and non-appealable binding order, decree or judgment issued or rendered by a court of competent jurisdiction or a certified copy of a final arbitration award, accompanied by joint written instructions from Parent Representative and the Stockholders’ Agent instructing the Escrow Agent as to the resulting disbursement of the Escrow Fund specified therein.
          2.7 At any time that a payment, distribution or holdback is required to be made pursuant to this Escrow Agreement, the payment, distribution or holdback shall be from or to each Stockholder in the same proportion as such Stockholder’s proportionate interest in the Escrow Fund as set forth on Exhibit B attached hereto. Notwithstanding anything herein to the contrary, any and all calculations required to be made pursuant to a disbursement request shall be made in accordance with the following sentence and shall be provided to the Escrow Agent in a writing signed by Parent Representative and the Stockholders’ Agent. The aggregate number of Escrow Shares to be delivered to Parent in satisfaction of (i) the full Claimed Amount under Section 2.3; (ii) the Agreed Amount under Section 2.4; or (iii) in connection with any Contested Amount under Section 2.6, shall be determined by dividing the amount of the applicable indemnifiable Losses as fully and finally determined to be due, by the volume weighted average closing price of Parent Common Stock over the 30 trading-day period ending on the date immediately preceding the date of any payment in satisfaction of such indemnification obligation, as reported on the Eligible Market or other applicable exchange, as applicable.
          2.8 Parent Representative may submit a Claim Notice at any time prior to 11:59 p.m. Pacific Time on the date that is the first-year anniversary of the Closing Date (the “Termination Date”).
     Section 3. Release of Escrow Fund. Within two (2) Business Days after the Termination Date, the Escrow Agent shall submit to Parent’s transfer agent for distribution to the Stockholders, in accordance with a spreadsheet to be provided to the Escrow Agent by the Stockholders’ Agent within seven (7) calendar days prior to the Termination Date, which such spreadsheet shall be consistent with Exhibit B, the Escrow Shares held in the Escrow Fund, to the extent not otherwise distributed to Parent pursuant to Section 2 or the Stockholders’ Agent pursuant to Section 4.2 or retained in the Escrow Fund pursuant to Section 1.5. Notwithstanding the foregoing, if prior to the Termination Date, Parent Representative has properly given a Claim Notice containing a claim which has not been resolved prior to such date in accordance with Section 2, the Escrow Agent shall retain in the Escrow Fund after the Termination Date the Retained Amount.
     Section 4. Fees and Expenses.
          4.1 The Escrow Agent shall be entitled to receive from time to time fees in accordance with Exhibit C attached hereto. In accordance with Exhibit C, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Escrow Agreement. Parent shall pay the fees and expenses of the Escrow Agent.
          4.2 The Stockholders’ Agent shall be entitled to receive from the Stockholders from time to time reimbursement for reasonable documented out-of-pocket expenses incurred by the Stockholders’ Agent after the date first set forth above in the performance of his duties hereunder (the “Agent’s Expenses”). Subject to any rights of Parent to receive distributions from the Escrow Fund pursuant hereto, to the extent that there are sufficient funds in the Escrow Fund as of the Termination Date (excluding any Retained Amount), all such fees and expenses shall be reimbursed to Stockholders’ Agent by the Escrow Agent from the Escrow Fund after receipt by the Escrow Agent of a written request for reimbursement, which shall include the Stockholders’ Agent’s certification that such out-of-pocket expenses are supported by written documentation (upon which the Escrow Agent shall conclusively rely) and the calculations for determining the number of Escrow Shares to be delivered to the Stockholders’ Agent in satisfaction of the Agent’s Expenses and which such documentation shall be attached thereto. Within two (2)

Business Days after receipt of such request, the Escrow Agent shall submit to Parent’s transfer agent for distribution to the Stockholders’ Agent, an amount of Escrow Shares equal to the Agent’s Expenses, which such shares shall not be subject to the Lock-up Agreement executed by the Stockholders’ Agent. Notwithstanding anything herein to the contrary, any and all calculations required to be made pursuant to a reimbursement request by the Stockholders’ Agent shall be made in accordance with the following sentence and shall be provided to the Escrow Agent in a writing signed by the Stockholders’ Agent. The aggregate number of Escrow Shares to be delivered to the Stockholders’ Agent as reimbursement for the Agent’s Expenses shall be determined by dividing the amount of the applicable Agent’s Expenses, by the volume weighted average closing price of Parent Common Stock over the 30 trading-day period ending on the date immediately preceding the date of any payment in satisfaction of such indemnification obligation, as reported on the Eligible Market or other applicable exchange, as applicable.
     Section 5. Limitation of Escrow Agent’s Liability.
          5.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Escrow Agreement only and shall have no duty under any other agreement or document and no implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Escrow Agreement, the Escrow Agent may rely on the advice of counsel (whether such counsel shall be regularly retained or specifically employed), and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone.
          5.2 Parent agrees to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability, attorney’s fees (whether such attorneys shall be regularly retained or specifically employed) or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder. The costs and expenses of enforcing this right of indemnification shall also be paid by Parent. This right of indemnification shall survive the termination of this Escrow Agreement, and the resignation or removal of the Escrow Agent.
          5.3 The escrow account shall be maintained in accordance with applicable laws, rules and regulations and policies and procedures of general applicability to escrow accounts established by Escrow Agent. The Escrow Agent shall not be personally liable for any act that it may do or omit to do hereunder in good faith and in the exercise of its own best judgment nor for any damages not directly resulting from its gross negligence or willful misconduct. Without limiting the generality of the foregoing sentence, it is hereby agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Escrow Agreement or arising out of or in connection with the Escrow Agent’s duties hereunder, notwithstanding that the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control. Any act done or omitted to be done by the Escrow Agent pursuant to the advice of its attorneys shall be conclusively presumed to have been performed or omitted in good faith by the Escrow Agent.
          5.4 In the event the Escrow Agent is notified of any dispute, disagreement or legal action relating to or arising in connection with the escrow, the Escrow Fund, or the performance of the Escrow Agent’s duties under this Escrow Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings, arbitration, or other means as, in the Escrow Agent’s discretion, it may require. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized, at its option, to deposit with the court in which such action is filed, all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys’ fees incurred by the Escrow Agent due to the interpleader action and which Parent agrees to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Escrow Agreement.
     Section 6. Termination. The terms of this Escrow Agreement shall terminate on the earlier of (i) the Termination Date, (ii) the date of a Change of Control, or (iii) upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Escrow Agreement; provided, however, that if on or prior to the Termination Date, the Stockholders’ Agent and the Escrow Agent have received from Parent Representative a Claim Notice in accordance with the terms and requirements set forth in Section 2.1 and elsewhere herein, setting forth a claim that has not been resolved by the Termination Date, then this Escrow Agreement shall continue in full force and effect with respect to that portion of the Escrow Fund necessary to resolve such claim for the purpose of resolving such unresolved claim until such claim has been resolved and the Retained Amount released in accordance with this Escrow Agreement. Notwithstanding the foregoing, in no event shall this Escrow Agreement cease to remain in full force and effect until such time as all assets deposited hereunder have been distributed by the Escrow Agent per its terms.
     Section 7. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Escrow Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Escrow Agreement; provided, however, that no such resignation or removal shall become effective until a successor escrow agent has been appointed. Such resignation shall take effect not less than thirty (30) calendar days after it is given to all parties hereto. In such event, the Stockholders’ Agent may, with the consent of Parent Representative, which consent shall not be unreasonably withheld, conditioned or delayed, appoint a successor Escrow Agent that will be a financial institution that is an unrelated third party with respect to each of Parent, the Parent Representative and the Stockholders’ Agent. If the Stockholders’ Agent fails to appoint a successor Escrow Agent within ten (10) calendar days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right at the expense of Parent to petition any court of general jurisdiction sitting in Cook County, Illinois for the appointment of a successor escrow agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent (or the court, as the case may be) an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent Representative and the Stockholders’ Agent as to the transfer of the Escrow Fund to a successor escrow agent. Parent shall pay the Escrow Agent any outstanding fees and expenses prior to transferring the Escrow Fund to a successor escrow agent.
     Section 8. Stockholders’ Agent.
          8.1 Each Stockholder has approved the indemnification and escrow terms set forth in the Merger Agreement and the appointment of the Stockholders’ Agent to give and receive notices and communications, to authorize delivery to Parent of Escrow Shares from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrator(s) with respect to claims of Parent hereunder, and to take all actions necessary or appropriate in the reasonable judgment of the Stockholders’ Agent for the accomplishment of the foregoing.
          8.2 If the Stockholders’ Agent or his successor shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the stockholders of Sorrento, then a majority-in-interest of the Stockholders (calculated based upon their respective contributions to the Escrow Fund pursuant to the Merger Agreement) shall, within ten (10) calendar days after such death or disability, appoint a successor representative reasonably satisfactory to Parent Representative. Unless and until Parent, Parent Representative and the Escrow Agent shall have received written notice of the appointment of a successor Stockholders’ Agent, Parent, Parent Representative and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Stockholders’ Agent to act on behalf of the Stockholders.
     Section 9. Parent Representative.
          9.1 Parent has approved the indemnification and escrow terms set forth in the Merger Agreement and the appointment of Parent Representative to give and receive notices and communications, to authorize delivery to Parent of Escrow Shares from the Escrow Fund, to agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrator(s) with respect to claims of Parent hereunder, and to take all actions necessary or appropriate in the reasonable judgment of the Stockholders’ Agent for the accomplishment of the foregoing.
          9.2 If Parent Representative or his successor shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of Parent, then a majority-in-interest of those persons who comprise the board of directors of Parent as of the date of the Merger

Agreement (the “Requisite Original Directors”) shall, within ten (10) calendar days after such death or disability (the “Initial Appointment Period”), appoint a successor representative reasonably satisfactory to the Stockholders’ Agent; provided however that if the Requisite Original Directors have not made such appointment within such ten (10) day period, then a majority-in-interest of those persons who comprise the board of directors of Parent as of the date of the Parent Representative’s or his successor’s death or disability shall, within ten (10) calendar days after the Initial Appointment Period, appoint a successor representative reasonably satisfactory to the Stockholders’ Agent. Unless and until the Stockholders’ Agent and the Escrow Agent shall have received written notice of the appointment of a successor Parent Representative, the Stockholders’ Agent and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of Parent Representative to act on behalf of Parent.
     Section 10. Reports
          10.1 Confirmation of Deposits and Disbursements. The Escrow Agent shall provide to each of Parent, Parent Representative and the Stockholders’ Agent on-line access to Escrow Fund account records.
          10.2 Statements. The Escrow Agent shall deliver to each of Parent, Parent Representative and the Stockholders’ Agent a monthly report setting forth (x) the amount of the Escrow Fund as of the date of such report and (y) a summary of all deposits and disbursements with respect to the Escrow Fund since the Closing Date.
     Section 11. Miscellaneous.
          11.1 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Escrow Agreement or the enforcement of any provision of this Escrow Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
          11.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by reputable overnight courier or express delivery service or by confirmed facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto). The effective date of any notice or other communication shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier or express delivery service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid. Notices and other communications required or permitted to be delivered to parties under this Escrow Agreement shall be delivered to all applicable parties using the same delivery method.

If to Escrow Agent:	Bank of America, N.A.
135 South LaSalle Street
IL4-135-18-23
Chicago, Illinois 60603
Attention: Mark T. LoIacono
Telephone: (312) 904-6836
Fax: (312) 904-4019
If to Parent:	QuikByte Software, Inc.
4400 Biscayne Blvd., Suite 950
Miami, FL 33137
Attn: Glenn L. Halpryn, CEO
Tel.: (305) 573-4112
Fax: (305) 573-4115
with a copy to:	Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attn: Robert L. Grossman, Esq.
grossmanb@gtlaw.com
Tel: (305) 579-0756
Fax: (305) 961-5756
If to Parent	Glenn L. Halpryn
Representative:	4400 Biscayne Blvd., Suite 950
Miami, FL 33137
Tel.: (305) 573-4112
Fax: (305) 573-4115
with a copy to:	Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, FL 33131
Attn: Robert L. Grossman, Esq.
Tel.: (305) 575-0756
Fax: (305) 961-5756
If to Stockholders’	Stephen Zaniboni
Agent:	655 India St., Unit 204
San Diego CA 92101
Tel.: (858) 967-8014
with a copy to:	Paul, Hastings, Janofsky & Walker, LLP
4747 Executive Drive, 12th Floor
San Diego, CA 92121
Attn: Carl R. Sanchez, Esq.
Tel.: (858) 458-3030
Fax: (858) 458-3130
The Escrow Agent may assume that any Claim Notice, Response Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

          11.3 Headings. The headings contained in this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
          11.4 Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          11.5 Successors and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (if any).
          11.6 Waiver.
               (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
               (b) No Person shall be deemed to have waived any claim arising out of this Escrow Agreement, or any power, right, privilege or remedy under this Escrow Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
          11.7 Amendment. This Escrow Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that any amendment executed and delivered by the Stockholders’ Agent shall be deemed to have been approved by and duly executed and delivered by all of the Stockholders.
          11.8 Severability. In the event that any provision of this Escrow Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Escrow Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
          11.9 Parties in Interest. Except as expressly provided herein, none of the provisions of this Escrow Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any. It is the intention of the parties hereto that this Escrow Agreement may not be enforced on a third party beneficiary or any similar basis.

          11.10 Entire Agreement. This Escrow Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.
          11.11 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Escrow Agreement or the transactions contemplated hereby.
          11.12 Tax Reporting Information and Certification of Tax Identification Numbers. Stockholders’ Agent shall provide the Escrow Agent with certified tax identification numbers of the Stockholders by furnishing appropriate original Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within thirty (30) calendar days of the date of receipt of the Escrow Fund by the Escrow Agent. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent shall be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement. To the extent that the Escrow Agent is not in receipt of Tax Reporting Documentation, tax withholding will apply to funds due to the Stockholders as well as funds due to Parent. The parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Fund shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Stockholders, whether or not such income was disbursed during such calendar year. The escrow account shall not be opened unless Parent and Stockholders’ Agent provide to the Escrow Agent properly completed and signed applicable tax certification. In the case of a Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, an Internal Revenue Service Form W-9 (or applicable successor form) should be provided.
          11.13 Cooperation. Each of Parent and the Stockholders’ Agent agrees to cooperate fully with one another and the Escrow Agent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other or the Escrow Agent to evidence or reflect the transactions contemplated by this Escrow Agreement and to carry out the intent and purposes of this Escrow Agreement.
          11.14 Construction.
               (a) For purposes of this Escrow Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Escrow Agreement.

               (c) As used in this Escrow Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
               (d) Except as otherwise indicated, all references in this Escrow Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Escrow Agreement and Exhibits to this Escrow Agreement.
               (e) All fractions, quotients and the product of any other computations contemplated in this Escrow Agreement shall be rounded to the fourth decimal point.
          11.15 Counterparts. This Escrow Agreement may be executed in several counterparts, and be delivered by facsimile or other electronic transmission, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
          11.16 Business Days. As used in this Escrow Agreement, “Business Day” means a day other than a Saturday, Sunday, or other day when banking institutions in Chicago, Illinois are authorized or required by law or executive order to be closed.
          11.17 Arbitration. Any claim against Escrow Agent arising out of or relating to this Escrow Agreement shall be settled by arbitration in accordance with commercial rules of the American Arbitration Association. Arbitration proceedings conducted pursuant to this Escrow Agreement shall be held in the State of Delaware.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have made and entered into this Escrow Agreement the day and year first above written.

PARENT: QuikByte Software, Inc., a Colorado corporation
By:	/s/ Glenn Halpryn
Name:	Glenn Halpryn
Title:	President & Chief Executive Officer

PARENT REPRESENTATIVE: Glenn Halpryn
/s/ Glenn Halpryn
Glenn Halpryn

STOCKHOLDERS’ AGENT: Stephen Zaniboni
/s/ Stephen Zaniboni
Stephen Zaniboni

ESCROW AGENT: Bank of America, N.A., solely as Escrow Agent hereunder and not in its individual capacity
By:	/s/ Mark T. LoIacono
Name:	Mark T. LoIacono
Title:	Vice President
[Signature Page to Escrow Agreement]